Wachovia Corporation 201 South College Street Charlotte, NC 28288-5578	WACHOVIA

WACHOVIA ASSET SECURITIZATION ISSUANCE, LLC 2004-HE1
OFFICER'S CERTIFICATE OF THE SERVICER

Wachovia Asset Securitization Issuance, LLC
One Wachovia Center,
Attention: General Counsel
Charlotte, NC 28288

Wachovia Asset Securitization, Inc. 2004-HE1 Trust
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001

Wachovia Bank, National Association
Structured Finance Trust Services
401 South Tryon Street
Charlotte, NC 28202

MBIA Insurance Corporation
Attention: Insured Portfolio
Management-Structured Finance
113 King Street
Armonk, New York 10504

U.S. Bank, National Association
60 Livingston Avenue, EP-MN-WS3D
St. Paul, MN 55107-2292

Pursuant to Section 3.12 of the Servicing Agreement dated as of June 24, 2004, among Wachovia Bank, National Association, as Servicer, Wachovia Asset Securitization Issuance, LLC 2004-HE1 Trust, as Issuer, and U.S. Bank, as Indenture Trustee, the undersigned officer hereby certifies that (i) a review of the activities of the Servicer from June 24, 2004 through December 31, 2004, and of its performance under any servicing agreements to which it is a party, including this Agreement, has been made under such officer's supervision and (ii) to the best of such officer's knowledge, based on such review, the Servicer has complied in all material respects with the minimum servicing standards set forth in the Uniform Single Attestation Program for Mortgage Bankers and has fulfilled all of its material obligations in all material respects throughout such year.

Dated: March 31, 2005	WACHOVIA BANK, NATIONAL ASSOCIATION, As Servicer, /s/ April Hughey April Hughey Vice President